EXHIBIT 99.1

PRESS RELEASE	December 9, 2020

Century Casinos Announces Canadian Casino and Racetrack Closures in Response to COVID-19 Pandemic

Colorado Springs, Colorado, December 9, 2020 – Century Casinos, Inc. (Nasdaq Capital Market®: CNTY) (“Century Casinos” or the “Company”) announced today that it will temporarily close its Canadian casinos and racetracks at 11:59 p.m. on Saturday, December 12, 2020 to comply with quarantines issued by the Alberta government to contain the spread of COVID-19. The government mandate is expected to be reassessed in four weeks.

The COVID-19 situation continues to evolve rapidly, and it currently appears that due to the pandemic’s current scope it will adversely impact the Company at least through the first half of 2021.

About Century Casinos, Inc.:

Century Casinos, Inc. is a casino entertainment company. The Company owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada; the Century Casino in Cape Girardeau and Caruthersville, Missouri and in St. Albert, Alberta, Canada; Mountaineer Casino, Racetrack & Resort in New Cumberland, West Virginia; the Century Mile Racetrack and Casino (“CMR”) in Edmonton, Alberta, Canada; and Century Bets! Inc. (“CBS”). CBS and CMR operate the pari-mutuel off-track horse betting networks in southern and northern Alberta, respectively. Through its Austrian subsidiary,  Century Resorts Management GmbH (“CRM”), the Company holds a 66.6% ownership interest in Casinos Poland Ltd., the owner and operator of eight casinos throughout Poland; and a 75% ownership interest in Century Downs Racetrack and Casino in Calgary, Alberta, Canada. The Company operates four ship-based casinos. The Company, through CRM, also owns a 7.5% interest in, and provides consulting services to, Mendoza Central Entretenimientos S.A., a company that provides gaming-related services to Casino de Mendoza in Mendoza, Argentina. The Company continues to pursue other projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY. For more information about Century Casinos, visit our website at www.cnty.com.

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding future results of operations, including the impact of the current coronavirus (COVID-19) pandemic on its reporting and operating segments and the Company overall. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2019, in Item 8.01 of our Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 8, 2020, in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and in subsequent periodic and current SEC filings we may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.